Exhibit 10.22

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”), effective as of June 6, 2025 (the “Effective Date”), is by and between Akston Biosciences Corporation, a Delaware corporation having an address of 100 Cummings Center, Suite 454C, Beverly, MA 01915 (hereinafter referred to as “AKSTON”), and Diamune Therapeutics, Inc., a Delaware corporation having an address at 100 Cummings Center, Suite 455B, Beverly, MA 01915 (hereinafter referred to as “DIAMUNE”),

BACKGROUND

WHEREAS, AKSTON owns or otherwise controls intellectual property for the design, development, and manufacture of biologics; and

WHEREAS, DIAMUNE wishes to acquire and AKSTON is willing to grant license rights to such intellectual property to exploit Licensed Products under the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and other terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the foregoing and as follows:

SECTION 1– DEFINITIONS AND INTERPRETATION

1.1.	Definitions: For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to AKSTON, a Person that controls, is controlled by, or is under common control with AKSTON for such period as such control exists; with respect to DIAMUNE, a Person that controls, is controlled by, or is under common control with, DIAMUNE for such period as such control exists. For purposes of this definition, “control” means (i) ownership directly or through one or more Affiliates of fifty percent or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent or more of the equity interest in the case of any other type of legal entity, (ii) status as a general partner in any partnership, or (iii) any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

“Agreement” means this Exclusive License Agreement, and the schedules to the Agreement.

“Animal Health” means the diagnosis, prevention, amelioration or treatment of any disease or condition in non-human animals including veterinary therapeutics.

“Applicable Law” means all laws, statutes, ordinances, rules, regulations, policies, and orders of any court, tribunal, governmental authority, governmental body, or other regulatory or administrative authority, agency or commission of any government of any country or region or any private or governmental arbitration or conciliation authority or similar body, and any body exercising, or entitled to exercise, any administrative, executive, judicial or legislative authority or power of any nature, in each case, applicable as the case may be.

“Calendar Quarter” means each successive three-month period during the Term of this Agreement beginning on each January 1, April 1, July 1, and October 1, except that the first Calendar Quarter shall commence on the Effective Date and the last Calendar Quarter shall end on the effective date of expiration or termination of this Agreement.

“Change of Control” means (i) any third party (or group of third parties acting in concert) acquires through any means (other than in connection with a bona fide financing of DIAMUNE), directly or indirectly, beneficial ownership or a right to acquire beneficial ownership representing more than fifty percent (50%) of DIAMUNE’s (or its surviving entity’s) then-outstanding voting shares entitled to elect the directors of DIAMUNE; (ii) DIAMUNE consolidates with or merges into another entity or another party consolidates with or merges into DIAMUNE as part of a transaction or series of transactions that results in more than fifty percent (50%) of the then- outstanding voting shares entitled to vote for directors of the resulting entity immediately thereafter not being held by the same parties that held the voting shares entitled to vote for the directors of DIAMUNE immediately before the transaction or series of transactions; or (iii) DIAMUNE sells, leases, licenses or otherwise transfers to one or more third parties all or substantially all of its assets.

“Commercial Purposes” means activities relating to production, manufacture, distributions, sale, and/or use of the Licensed Product(s) for or in trade or otherwise in exchange for a fee or other consideration, or the performance of services for a fee or other consideration using Licensed Product(s), such as contract or fee-based research, development, or manufacturing services, including activities leading up to or in furtherance of such distribution or sale, including advertising, sales and marketing, and offering Licensed Product(s) in promotional materials and services.

“Confidential Information” has the meaning ascribed to it in Section 4 of this Agreement.

“Competing Products” means any product (regardless of method of action, dosage or means of delivery) inside the Field of Use.

“Covered By” means, with reference to a particular Licensed Product, that the manufacture, use, sale, offering for sale, performance, or importation of such Licensed Product would, but for the license granted under this Agreement, infringe a Valid Claim.

“Event of Force Majeure” has the meaning ascribed to it in Section 8 of this Agreement.

“Field of Use” means any uses or activities related to diagnosis, prevention, amelioration or treatment of diabetes or autoimmune diabetes in humans including hyperglycemia or hyperglycemia-associated clinical signs for Research Purposes and for Commercial Purposes, regardless of the mechanism of action. The Field of Use also includes limited cancer therapies in humans where such cancer therapies target insulin receptors as their mechanism of action. The Field of Use expressly excludes (i) any uses or activities related to Animal Health, other than for Research Purposes as necessary for the development of the human treatments in the Field of Use; (ii) any uses or activities, other than for diabetes or autoimmune diabetes in humans, related to

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stimulation of immunity in humans as their mechanism of action to treat or prevent infections and diseases in humans, including cancer (except where expressly included above), neurologic diseases, or neurological and pain disorders; (iii) vaccines for humans to stimulate immunity as their mechanism of action against cancers and human oncologic diseases linked to human endogenous retrovirus-K (HERV-K), COVID-19 or COVID-19-related human illnesses, or other infectious human illnesses.

“First Commercial Sale” means, on a country-by-country basis, the date of the first sale of a Licensed Product by or on behalf of DIAMUNE, any of its Affiliates, or any of its Sublicensees.

“GAAP” means generally accepted accounting principles in the United States.

“Gross Sales” means the gross amount or value received by DIAMUNE, its Affiliates, subsidiaries, assigns, successors, Sublicensees, and assignees (each a “Seller”) for any sale to a Third Party of a Licensed Product (but excluding for the avoidance of doubt, any amounts received resulting from any sale between or among DIAMUNE and an Affiliate, unless the transferee is the final purchaser or user of such Licensed Product).

“Licensed Intellectual Property” means the Licensed Patents, Licensed Patent Know-How, and access to know-how applicable to the use of the Ambifect® Fc-fusion protein platform in the design, development and testing of substances for use in the Field of Use (“Ambifect® Know- How”, as further described in Schedule A. Licensed Intellectual Property expressly excludes rights listed in Schedule B.

“Licensed Patents” means the patents or patent applications listed in Schedule A and priority filings thereof, as well as all reissues, divisions, re-examinations, revisions, renewals, extensions, continuations and continuations-in-part thereof, any substitutions for any of the foregoing and any equivalent or similar rights covering the same subject matter to the extent owned or controlled by AKSTON or its Affiliates anywhere in the world, including all inventions and discoveries included in any of the foregoing.

“Licensed Patent Know-How” means know-how owned by Akston that is applicable to the design, development and testing of the substances covered by the Licensed Patents for use in the Field of Use. The Licensed Patent Know-How is described in Schedule A.

“Licensed Product(s)” means a product or service, the development, manufacture, use, or sale of which is Covered By a Valid Claim of the Licensed Patents, or any product or service made using or otherwise derived from use of or access to the Licensed Intellectual Property.

“Parties” means DIAMUNE and AKSTON, and “Party” means either one of them.

“Patent Expenses” means the documented out of pocket charges, expenses, and fees actually incurred by AKSTON for preparing, filing, and/or prosecuting the Licensed Patents.

“Person” means a corporation, partnership, trust, business trust, association, Joint Stock Company, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

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“Phase I Clinical Trial” means a human clinical trial that is the first time a drug is given to humans at any dose, the principal purpose of which is a preliminary determination of safety of a drug in healthy individuals or patients, as contemplated by 21 C.F.R. §312.21(a), whether or not conducted in the United States.

“Regulatory Authority” means the U.S. Food and Drug Administration (or any successor agency) or any comparable regulatory or governmental agency or authority in the rest of the world with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, pricing, or sale of pharmaceutical products.

“Representatives” has the meaning set forth in Section 5.1.

“Research Purposes” means the use and/or manufacture of the Licensed Product(s) by DIAMUNE, and/or its Affiliates, and/or its Sublicensees, but strictly limited to internal research activities such as in furtherance of development of Licensed Products by DIAMUNE, and/or its Affiliates, and/or its Sublicensees, which do not involve the production or manufacture of products for sale or trade of any kind, or the performance of services for a fee.

“Royalty Term” means the time period during which Royalty payments are due under this Agreement. The “Initial Royalty Term” means on a Licensed-Product-by-Licensed-Product and country-by-country basis, the time period commencing on the First Commercial Sale, by or on behalf of DIAMUNE any of its Affiliates or any Sublicensees, of a Licensed Product Covered By a Valid Claim of the Licensed Patents in such applicable country in the Territory, and ending on the expiration of the last-to-expire Valid Claim of such Licensed Patent in such applicable country.

“Service Agreements” means the Master Services Agreement entered into by AKSTON and DIAMUNE dated April 24, 2025, including any Work Orders or Change Orders thereunder (together the “Master Services Agreement”), and any additional services agreements entered into by AKSTON and DIAMUNE on or after the Effective Date.

“Sublicense Revenue” means the gross amounts or value received by DIAMUNE from an Affiliate, a Sublicensee or any of its Affiliates, or any other Third Party not attributable to Net Sales such as, for example, license issue or “up-front” fees, milestone payments, commercial sale milestone payments, material supply payments, research collaboration fees, service fees, consulting fees, clinical trial fees, and technology transfer fees, but excluding payments for reimbursements of direct costs incurred for such material supply, research, services, consulting, clinical trial, or technology transfer.

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“Sublicensee” means an entity that has entered into an agreement with DIAMUNE, its Affiliates, subsidiaries, assigns, successors, or assignees, that provides the Sublicensee with specific rights to the Licensed Product.

“Term” means a period beginning on the Effective Date and lasting in perpetuity unless terminated earlier in accordance with Section 5.

“Territory” means worldwide.

“Third Party” means any Person other than DIAMUNE, its Affiliates and Sublicensees, and AKSTON and its Affiliates.

“Trade Secret” means all Confidential Information, including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques, or processes, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy indefinitely (“AKSTON Trade Secrets”). For avoidance of doubt, AKSTON’s specifications, instructions, processes, manufacturing processes and data, sourcing information, assays, quality control and testing procedures, formulae, materials, formulations, know-how, sequences, cell lines, and culturing parameters related to its Ambifect® Fc-fusion protein platform are AKSTON Trade Secrets.

“Valid Claim” means, on a country-by-country basis, a claim of a then-pending patent application or an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by AKSTON or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken

1.2.	Certain Rules of Interpretation in this Agreement and the Schedules:

a.	Unless otherwise specified, all references to monetary amounts are in U.S. Dollars;

b.	The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

c.	The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits;

d.	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by including the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day, business

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day being defined as part of a day from 9:00 AM to 5:00 PM Boston Massachusetts time Monday through Friday, except for United States holidays; and

e.	Whenever any payment is to be made, or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day.

SECTION 2 – LICENSE

2.1.	Grant

a.	Subject to and conditioned upon the provisions of this Agreement, AKSTON, for itself and on behalf of its Affiliates, hereby grants to DIAMUNE and its Affiliates, and DIAMUNE hereby accepts, an exclusive license (the “License”) to the Licensed Intellectual Property to research, develop, make, use, have made, and sell Licensed Products in the Territory in the Field of Use during the Term. For the avoidance of doubt, DIAMUNE shall have no rights or licenses to utilize Licensed Intellectual Property outside of the Field of Use, and any such activities undertaken by or on behalf of DIAMUNE or its Affiliates or Sublicensees outside of the Field of Use shall constitute a material breach of this Agreement.

b.	AKSTON has and retains all rights in and to the Licensed Intellectual Property except those granted hereunder.

c.	To the extent that any activities by or on behalf of DIAMUNE, or its Affiliates or Sublicensees that are authorized in the Field of Use impinge on any intellectual property or patent rights of AKSTON that have not been expressly licensed herein, AKSTON hereby covenants not to sue DIAMUNE, any of its Affiliates, or any of their respective Sublicensees, manufacturers, suppliers, distributors, or customers for research, development, or commercialization of the Licensed Products in the Field of Use. This covenant not to sue is subject to and conditioned upon compliance with the restrictions and obligations of this Agreement by or on behalf of DIAMUNE, its Affiliates, or Sublicensees and does not extend to any activities by or on behalf of DIAMUNE, its Affiliates, or Sublicensees outside of the Field of Use, or which take place after termination of this Agreement for any reason. An uncured material failure by any Sublicensee of DIAMUNE to comply with any of the obligations of DIAMUNE under this Agreement shall constitute a material breach of this Agreement by DIAMUNE. For the avoidance of doubt, this covenant not to sue shall not apply in any case of breach of this Agreement by DIAMUNE.

d.	DIAMUNE shall have the right to grant Sublicenses, through multiple tiers, to the Licensed Product and Licensed Patents, provided that each such Sublicensee shall be subject to the terms and obligations of this Agreement. For the purpose of clarity, DIAMUNE shall not have the right to sublicense or otherwise disclose or transfer any AKSTON Trade Secret licensed herein, if any, to any Third Party.

e.	DIAMUNE shall be responsible for the performance by any of its Affiliates, Subsidiaries, Representatives, and Sublicensees of all such terms, conditions, and obligations under this

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Agreement, and DIAMUNE shall indemnify AKSTON in respect of any breach thereof as set forth in Section 6.

f.	AKSTON shall not enter into any agreement or otherwise take any actions or omit to take any actions in conflict with, or that would or might reasonably be expected to encumber or diminish, the license and the other rights granted to DIAMUNE hereunder.

g.	No licenses or other rights are granted by AKSTON hereunder to use any trademark, trade name, trade dress, or service mark controlled by AKSTON or any of its Affiliates. All licenses and other rights are granted only as expressly provided in this Agreement, and no other licenses or other rights are or shall be created or granted hereunder by implication, estoppel, or otherwise.

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2.2	Development and Commercialization

a.	DIAMUNE shall use Commercially Reasonable Efforts to develop at least one (1) Licensed Product in the Field of Use in the Territory to obtain approval from the applicable Regulatory Authority(ies) to market or sell such Licensed Product.

b.	For purposes of this Agreement, “Commercially Reasonable Efforts” means, with respect to a Licensed Product, carrying out development activities using the efforts and resources that a for-profit company would typically devote to a product candidate of similar market potential or profit potential resulting from its own research efforts, based on conditions prevailing from time to time and taking into account issues of safety, tolerability and efficacy, product profile, intellectual property position, projected market exclusivity, the then-current competitive environment for such product and target indication, and the likely timing of such product’s entry into the market, the regulatory environment and status of such product and target indication, and all other relevant scientific, medical, technical, and commercial factors.

c.	AKSTON agrees to provide technical assistance and services, including access to the Ambifect® Fc-fusion protein platform and make its technical personnel reasonably available to DIAMUNE on commercially reasonable terms, to support DIAMUNE’s full enjoyment and use of the Licensed Intellectual Property or as otherwise may be reasonably required by DIAMUNE for research, development, commercialization, and implementation of the Licensed Products, pursuant to the terms of the Service Agreements.

2.3	Specific Development Milestones

a.	By April 30, 2027, DIAMUNE or an Affiliate shall secure at least $2,000,000 in funds to support the development of at least one (1) Licensed Product in the Field of Use, which may be secured by the sale(s) of equity, the placement(s) of debt, funds received by Diamune from one or more grants, the proceeds of one or more bone fide partnership(s) or sublicensing agreement(s), or other similar source(s) (the “Financing Milestone”). As of the execution of this Agreement, no such funds have been secured by DIAMUNE.

b.	By April 30, 2031, DIAMUNE, an Affiliate or a Sublicensee shall receive notice that the first patient has been dosed in a Phase I Clinical Trial of at least one (1) Licensed Product in the Field of Use (the “Phase 1 Clinical Study Milestone”).

2.4	Failure to Complete a Milestone

DIAMUNE’s failure to complete any of the Financing Milestone or the Phase 1 Clinical Study Milestone, shall constitute a material breach pursuant to Section 5.2 of this Agreement.

2.5	Progress Reports and Publication

DIAMUNE will provide AKSTON with a written progress report summary discussing the development, evaluation, testing and commercialization, as applicable, of Licensed Products at

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least once every six calendar months starting on the Effective Date. In exchange for the license rights granted herein, AKSTON will have the right to use the data from such progress reports for its own research, development, or commercialization outside of the Field of Use for products that are not Competing Products. The Parties will not publish or disclose any reports, manuscripts, press releases, and the like that contain another Party’s confidential or Trade Secret information. Each Party agrees to provide the other Party with a copy of any proposed publication relating to its development, evaluation, testing and commercialization and/or Licensed Products at least thirty (30) days prior to submission to allow that Party sufficient time to review the proposed publication for disclosure of the Party’s confidential or Trade Secret information.

2.6	Future DIAMUNE Intellectual Property

The Parties agree that materials and substances developed by DIAMUNE pursuant to the terms of this Agreement, including Licensed Products, shall be owned by DIAMUNE, except that AKSTON retains any rights to its Licensed Intellectual Property contained therein. To the extent DIAMUNE develops patentable intellectual property using AKSTON Licensed Intellectual Property or otherwise related to the Licensed Product (“Future DIAMUNE Intellectual Property”), DIAMUNE will grant to AKSTON a perpetual, non-exclusive, world-wide, irrevocable, royalty- free license, sublicensable through multiple tiers, under such Future DIAMUNE Intellectual Property to make, use, research, develop, and sell products that are not Competing Products. For avoidance of doubt, any intellectual property that constitutes an improvement to AKSTON’s Ambifect® Fc-fusion protein platform is hereby licensed to AKSTON for any purpose outside of the Field of Use.

2.7	Restriction on Competition

DIAMUNE acknowledges that certain of the AKSTON Licensed Intellectual Property constitutes Trade Secret information of AKSTON. DIAMUNE shall not use the AKSTON Licensed Intellectual Property for any purpose outside of the Field of Use, and for avoidance of doubt, shall not develop, design, produce, manufacture, distribute, advertise, sell, and/or offer to sell, either alone or in combination with any Third Party, any components, features, or products relating to or competitive with AKSTON’s Licensed Intellectual Property outside of the Field of Use. AKSTON intends to limit DIAMUNE’s right to compete only to the extent necessary and/or reasonable to protect AKSTON’s property interests, legitimate business interests, goodwill, and AKSTON Trade Secrets. These restrictions on competition shall survive any termination or expiration of this Agreement.

SECTION 3 - PAYMENTS

3.1.	Manner of Payment

All payment obligations specified hereinafter are exclusive of any tax or withholding imposed on such payments, which tax or withholding shall be DIAMUNE’s obligation. Any delay in the timely payment by DIAMUNE shall be regarded and treated as a breach of a material provision under Section 5. All Payments (defined below) shall be paid in U.S. Dollars. All such payments shall be made without deduction of bank transfer fees by bank wire transfer in immediately available funds to the bank account provided by AKSTON.

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3.2.	License Issue Fee

As a license issue fee, DIAMUNE shall pay AKSTON an amount equal to $[***], (the “License Issue Fee”) to be paid as follows.

a.	DIAMUNE will pay AKSTON 80% of all Sublicense Revenue received until the License Issue Fee has been paid. For avoidance of doubt, the License Issue Fee will be calculated from the sum of all Sublicense Revenue received, whether from one or more sources or in one or more payments.

b.	DIAMUNE and/or Affiliate as Seller. DIAMUNE will pay or cause its Affiliates to pay to AKSTON a royalty of [***] of Net Sales of each Licensed Product sold by DIAMUNE and/or its Affiliate until the License Issue Fee has been paid.

c.	Sublicensee as Seller. DIAMUNE will pay or cause its Affiliates to pay to AKSTON a royalty of [***] of all revenue received by DIAMUNE and/or its Affiliate from a Sublicensee for Net Sales of each Licensed Product sold by the Sublicensee (“Sublicensee Net Sales”) until the License Issue Fee has been paid.

d.	DIAMUNE will pay AKSTON [***] of the net proceeds it receives from the sale(s) of equity or the placement(s) of debt until the License Issue Fee has been paid.

e.	AKSTON and DIAMUNE may agree in writing to apply other payments made to Akston in the course of their commercial relationship to the License Issue Fee.

f.	DIAMUNE may choose to pay the outstanding balance of the License Issue Fee at any time from other funds available to it.

3.3	Royalties and Royalty Payments

a.	Royalties.

i.	DIAMUNE and/or its Affiliates as Seller. During the Initial Royalty Term, and after its obligations in Section 3.2 above have been satisfied, DIAMUNE shall pay or cause its Affiliates to pay to AKSTON a royalty of [***] of Net Sales of each Licensed Product. Upon expiration of the Initial Royalty Term, and after its obligations in Section 3.2 above have been satisfied, DIAMUNE shall pay or cause its Affiliates to pay to AKSTON a reduced royalty of [***] of Net Sales of each Licensed Product or any product or service made using or otherwise derived from use of or access to the Licensed Intellectual Property.

ii.	Sublicensee as Seller. During the Initial Royalty Term, and after its obligations in Section 3.2 above have been satisfied, DIAMUNE will pay or cause its Affiliates to pay to AKSTON a royalty of [***] of all revenue received by DIAMUNE and/or its Affiliate for Sublicensee Net Sales of Licensed Product. Upon expiration of the Initial Royalty Term, and after its obligations in Section 3.2 above have been satisfied, DIAMUNE shall pay or cause its Affiliates to pay to AKSTON a reduced royalty of [***] of all revenue received by DIAMUNE and/or its Affiliate for

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Sublicensee Net Sales of each Licensed Product or any product or service made using or otherwise derived from use of or access to the Licensed Intellectual Property.

b.	“Net Sales” means Gross Sales less the following amounts actually paid, accrued, or otherwise incurred by Seller in effecting such sale:

i.	credits and allowances by reason of rejection or return;

ii.	reasonable and customary rebates, discounts, and chargebacks;

iii.	amounts for outbound transportation, insurance, handling and shipping, to the extent separately invoiced;

iv.	taxes, customs duties, and other governmental charges levied on or measured by sales, to the extent separately invoiced, whether paid by or on behalf of Seller so long as Seller’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever; and/or

v.	allowances or reserves for bad debt (including cost of collection) accrued by Seller in its books in accordance with GAAP.

Where the Licensed Product is sold in combination with other pharmaceutical products, diagnostic products, or active ingredients (collectively, “Combination Components”) for a single price, the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual weighted average price of the Licensed Product alone in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual weighted average prices of all Combination Components with which the Licensed Product is combined, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because weighted average prices for the Licensed Product or Combination Components with which the Licensed Product is combined are not available separately in a particular country, then DIAMUNE and AKSTON shall discuss and use reasonable good faith efforts to agree in writing on an appropriate calculation of the respective fair market values of the Licensed Product and Combination Components with which the Licensed Product and determination of Net Sales thereof for the relevant transactions based on an equitable method that takes into account, to the extent applicable, variations in potency, the relative contribution of each therapeutically active ingredient or other component to the whole combined product, and relative value to the end user of each therapeutically active ingredient or other component.

3.4	Other Payments

a.	After its obligations in Section 3.2 above have been satisfied, DIAMUNE shall pay to AKSTON [***] of any Sublicense Revenue received by or on behalf of DIAMUNE or an Affiliate. Payments due under this section shall be paid to AKSTON within 30 days of receipt of the time the Sublicense Revenue is received by DIAMUNE.

b.	DIAMUNE’s obligation to reimburse AKSTON for past and ongoing Patent Expenses incurred by AKSTON shall commence on the Effective Date. DIAMUNE shall reimburse AKSTON for Patent Expenses incurred by AKSTON beginning as of July 1, 2023 through

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the Effective Date. DIAMUNE shall thereafter be responsible for reimbursing AKSTON for ongoing Patent Expenses incurred by AKSTON. The payment of past and ongoing Patent Expenses shall be defined in one or more Work Order(s) made under the Services Agreements. Payments made by DIAMUNE for Patent Expenses shall be in addition to, and non-creditable against Royalty Payments, the License Issue Fee, or other payments due under this Agreement. If DIAMUNE and AKSTON agree to elect DIAMUNE to assume primary responsibility for filing, prosecution, and maintenance of the Licensed Patents pursuant to Section 4.1 of this Agreement, DIAMUNE shall make payments related to this responsibility directly and not through AKSTON.

3.5	Payment Terms

a.	Royalty payments shall be made within [***] days after the end of the Calendar Quarter in which the applicable Net Sales were received by the applicable Seller. Each royalty payment shall be accompanied by a report specifying, on a country-by-country and product-by-product basis: Gross Sales and Net Sales, in each case in each country’s currency and calculated in accordance with GAAP, with sufficient detail to verify calculation thereof, the applicable royalty rate under this Agreement, the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales, the applicable exchange rate to convert from each country’s currency to U.S. Dollars and the royalties payable in U.S. Dollars. If DIAMUNE, its Affiliates, or Sublicensees fails to pay any payment required under this Agreement by the due date therefor, then the unpaid amount will incur interest at the rate of [***] per month beginning on the due date, unless a lesser rate is required by Applicable Law. DIAMUNE shall be responsible for all fees and expenses incurred by AKSTON, including reasonable attorneys’ fees, to collect unpaid amounts.

b.	All payments hereunder shall be made in U.S. Dollars. Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the Calendar Quarter immediately preceding the applicable Calendar Quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

c.	Any royalties, license fees and other amounts payable by DIAMUNE to AKSTON pursuant to this Agreement (“Payments”) shall not be reduced on account of any tax, levy, duty, charge, withholding, or other assessment imposed by, or payable to any governmental authority (collectively, “Taxes”). If DIAMUNE, its Affiliates, or Sublicensees withholds any Taxes from the Payments as required by Applicable Law while AKSTON is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, DIAMUNE shall cooperate with AKSTON with respect to any documentation required by the appropriate governmental authority or reasonably requested by AKSTON to secure a reduction of the rate of, or the elimination of, the applicable Taxes withheld.

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3.5	Records Retention and Audit Rights

a.	Commencing as of the date of First Commercial Sale of the first Licensed Product to be sold, DIAMUNE will ensure that each Seller shall keep records of its sales of each Licensed Product in sufficient detail to permit verification of royalty calculations. Such records shall be maintained by each Seller for at least five (5) years after the end of the calendar year to which such records pertain.

b.	AKSTON may designate an independent Third Party certified public accountant, reasonably acceptable to DIAMUNE, to inspect each Seller’s books and records for the sole purpose of verifying royalty payments payable under this Agreement. Any such inspection shall be conducted with no less than thirty (30) days’ prior written notice to DIAMUNE, at Seller’s principal office during regular business hours, and in a manner that will not materially disrupt Seller’s business. The audited entity may require that the accountant sign its form nondisclosure agreement prior to performing any such inspection. The books and records inspected by the accountant shall be kept strictly confidential except that the accountant may disclose only a report of its findings to AKSTON, a copy of which report shall be concurrently provided to the audited Seller. The report shall be deemed DIAMUNE’s Confidential Information hereunder, provided however that AKSTON shall not be subject to non-use or non-disclosure obligations with respect to the report or the data underlying the report in the event AKSTON brings an action (whether in court or by arbitration) for damages or enforcement related to royalties. If any review reveals a deficiency in the calculation and/or payment of royalties owed under this Agreement, then (i) DIAMUNE shall promptly pay AKSTON the amount remaining to be paid, and (ii) if such underpayment is by five percent (5%) or more and such underpayment is the fault of DIAMUNE, DIAMUNE shall reimburse AKSTON for the accountant’s fees. If any review reveals an overpayment, AKSTON shall promptly pay DIAMUNE the amount of the overpayment.

c.	AKSTON shall not exercise its audit rights under Section 3.5(b) more than once in any calendar year, unless a prior audit in such calendar year reveals an underpayment of five percent (5%) or more and such underpayment is the fault of DIAMUNE and then AKSTON may follow up and exercise its audit right one additional time during the same twelve (12) month period.

d.	DIAMUNE shall include in any agreement with each Seller terms requiring such Party to retain records and to permit AKSTON to inspect such records as required in this Section 3.5.

3.6	Expenses

Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses with respect to its obligations under this Agreement.

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SECTION 4 – PATENT RIGHTS & CONFIDENTIALITY

4.1	Patent Prosecution and Maintenance

Notwithstanding anything else herein, AKSTON shall prepare, file, prosecute, and maintain such Licensed Patents in its sole discretion, unless otherwise agreed by the Parties in writing. During the Term, DIAMUNE may elect to assume primary responsibility for filing, prosecution, and maintenance of the Licensed Patents, and AKSTON in its sole discretion may grant such rights to DIAMUNE. For avoidance of doubt, nothing herein shall obligate AKSTON nor grant DIAMUNE any right to direct or compel AKSTON to file or pursue any particular subject matter or make any new filings within the Licensed Patents whether or not related to the Field of Use. If AKSTON plans to abandon any Licensed Patents, AKSTON shall notify DIAMUNE in writing at least ninety (90) days prior to any deadline relating to abandonment. In the event that DIAMUNE has assumed primary responsibility for the Licensed Patents, it must provide written notice to AKSTON at least ninety (90) days prior to any deadline relating to abandonment, and shall not abandon or allow to become abandoned any of the Licensed Patents unless or until it receives prior written approval from AKSTON.

4.2	Enforcement

a.	If either Party becomes aware of any suspected infringement of any Licensed Patents by a third party in the Field of Use in the Territory, or any claim that any Licensed Patents is invalid or unenforceable, such Party shall promptly notify the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party. AKSTON shall have the first right, but not the obligation, to bring an infringement action to enforce any Licensed Patents, to defend any declaratory judgment action concerning any Licensed Patents, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patents, and to control the conduct thereof. In the event of no action by AKSTON under this Section for infringement occurring in the Field of Use, DIAMUNE shall have the right, but not the obligation to proceed under this Section.

b.	In the event either Party undertakes the enforcement or defense of any Licensed Patents the other Party shall provide all reasonable cooperation and assistance, at the enforcing Party’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing; any recovery, damages, or settlement derived from such suit, action, or other proceeding will be applied first in satisfaction of any costs and expenses, including reasonable attorneys’ fees of each Party in undertaking or participating in such proceeding, with any remaining amounts paid to the enforcing Party; and such Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the other Party, provided that either Party shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of the other Party concerning the Licensed Patents without such other Party’s prior written consent, which consent may not be unreasonably withheld or delayed.

4.3	Compliance with Laws

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a.	DIAMUNE shall comply with the patent marking provisions of 35 U.S.C. § 287(a) or other similar and appliable laws by marking all Licensed Products with the word “patent” or the abbreviation “pat.” and either the relevant patent number or a web address that is freely accessible to the public and that lists the relevant Licensed Patents.

b.	If recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary for DIAMUNE to fully enjoy the rights, privileges, and benefits of this Agreement, DIAMUNE may, at its own expense, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational Governmental Authority to demonstrate its rights and interest hereunder granted, and AKSTON shall cooperate with DIAMUNE, at DIAMUNE’s reasonable expense, in such regard.

4.4	General Confidentiality

AKSTON and DIAMUNE are parties to a Mutual Non-Disclosure Agreement dated as of March 28, 2025 (the “NDA”), which is hereby incorporated into this Agreement and which will continue in full force and effect as set forth therein, as supplemented by the terms hereof (including that the “Term” of the NDA is hereby amended to continue for the duration of the Term of this Agreement, and to remove the 30-day discretionary termination right of either party). The terms of this Agreement and any non-public information of either Party disclosed to or otherwise obtained by the other Party in connection with this Agreement will be deemed to be Confidential Information under the NDA.

4.5	Survival of Obligations

The obligations set forth in Section 4.4 (including under the NDA incorporated herein, as amended) shall continue for the Term and shall survive the Termination or Expiration of this Agreement for a period of five (5) years, except that any Confidential Information that constitutes Trade Secret information, and is labeled as such, shall be kept in confidence for so long as the information maintains Trade Secret status under applicable law. Neither Party will take any action to undermine or damage the Trade Secret status of the information and will protect the information in such a manner to preserve its Trade Secret status, including by consistently using proprietary legends, restricting access to the information to only those personnel having a need to know, tracking access to the information, limiting copies of documents containing such information, password protecting electronic files containing such information, and compartmentalization of information, where possible, and requiring its Affiliates to undertake the same.

SECTION 5 - EXPIRATION AND TERMINATION

5.1.	Expiration

Unless terminated earlier pursuant to Section 5.2 hereof, the Agreement will continue in perpetuity.

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5.2.	Termination

a.	AKSTON may terminate this Agreement, at its option, in the event DIAMUNE, an Affiliate, or Sublicensee commits a material breach of this Agreement, which DIAMUNE has not cured within ninety (90) days of receiving written notice of the breach from AKSTON. An uncured material failure by DIAMUNE, an Affiliate, or Sublicensee to comply with any of the obligations of DIAMUNE under this Agreement shall constitute a material breach of this agreement by DIAMUNE. If DIAMUNE is unable to cure the breach within ninety (90) days of the notice, or if it has breached a provision of Section 10 hereof (regardless of any notice or cure), or in the event of a payment default under or any default entitling Akston to terminate any one or more of the Services Agreements, AKSTON may terminate this Agreement effective immediately upon expiration of such ninety (90) day period, or in its sole discretion offer to renegotiate the terms of the Agreement.

b.	AKSTON shall also have the right, at its option, to cancel and terminate this Agreement with immediate effect in the event that DIAMUNE:

i.	becomes involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or

ii.	makes an assignment of all or substantially all of its assets for the benefit of creditors, or

iii.	a receiver or trustee is appointed for DIAMUNE, and

iv.	DIAMUNE shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

c.	Any notice of termination by AKSTON shall:

i.	indicate the specific termination provision in this Agreement relied upon,

ii.	set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and

iii.	specify the termination date of this Agreement.

d.	DIAMUNE may terminate this Agreement, at its option, at any time upon written notice without the need to proceed to court without cause upon ninety (90) days prior written notice to AKSTON.

e.	In the event a Party exercises its rights to terminate this Agreement pursuant to this Section, the exercise of such right of termination shall not constitute an election of remedies, and such Party shall be entitled to exercise any and other legal rights and remedies to which such Party may be entitled as a result of a breach giving rise to such right of termination.

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5.3	Effect of Termination

a.	Termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such termination, or which is a continuing obligation.

b.	Upon termination of this Agreement, all rights granted to DIAMUNE and its Affiliates or Sublicensees hereunder shall revert to AKSTON and DIAMUNE shall immediately cease all use of the AKSTON Licensed Intellectual Property. Upon termination, the covenant not to sue granted under Section 2 will immediately terminate.

c.	The termination of the Agreement will not terminate the obligation of DIAMUNE to make required payments under Section 3 to AKSTON. The Parties agree to amicably negotiate any sell-down period if applicable to provide a term period for DIAMUNE to dispose of any inventory or Licensed Products on hand.

d.	The termination by either Party of this Agreement shall be without prejudice to any accrued claims or rights of action that either Party may have against the other up to the date of such termination.

e.	In addition, notwithstanding the termination of this Agreement for any reason, Section 2.6 (Future DIAMUNE Intellectual Property), Section 2.7 (Restriction on Competition), Section 3.5 (Records Retention and Audit Rights), Section 4 (Confidentiality), and Section 6 (Indemnity), this Section, and any other provision of this Agreement that by its express terms or reasonable implication is meant to survive termination, shall survive the termination of this Agreement.

SECTION 6 - INDEMNITY

6.1.	Indemnity

a.	Each Party shall indemnify, defend, and hold harmless the other Party, its Affiliates, and their respective directors, officers, shareholders, agents, consultants and employees (respectively, such Party’s “Co-Indemnified Parties”) from and against, and provide prompt reimbursement for, all Third Party claims, demands, liabilities, damages (including damages directly suffered by the other Party and/or its Affiliates and their respective directors, officers, shareholders, agents, consultants and employees) and expenses, including attorneys’ fees and costs (collectively, the “Liabilities”) arising out of the breach of any provision of this Agreement by the indemnifying Party or caused by any gross negligence or willful misconduct of the indemnifying Party.

b.	DIAMUNE and its Affiliates shall defend, indemnify and hold harmless AKSTON and its Co-Indemnified Parties, from and against all Liabilities suffered or incurred arising out of any Third-Party claims in connection with any Licensed Products, except in each case to the extent such Liabilities resulted from the gross negligence or willful misconduct of AKSTON.

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6.2.	Procedure

A Party (the “Indemnitee”) that intends to claim indemnification under this Section 6 shall promptly notify the other Party (the “Indemnitor”) of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings.

The indemnity obligations under this Section 6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the indemnities under this Section 6.

The Indemnitee, its Affiliates, employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

6.3	Limitation of Liability

EXCEPT AS ARISING IN CONNECTION WITH ANY BREACH OF SECTION 4 AND EXCEPT WITH RESPECT TO EACH PARTY’S OBLIGATIONS TO INDEMNIFY THE OTHER UNDER SECTION 6 FOR LOSSES PAYABLE TO THIRD PARTIES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES WITH RESPECT TO ANY MATTER ARISING UNDER OR RELATING TO THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, WHETHER UNDER ANY CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHER THEORY.

SECTION 7 – REPRESENTATIONS AND WARRANTIES

7.1.	Representations and Warranties of DIAMUNE

a.	DIAMUNE is a corporation duly incorporated and validity existing as a corporation in good standing under the laws of Delaware with the corporate power to own, lease and operate its properties and to carry on its business as now conducted. DIAMUNE has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

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b.	The execution, delivery and performance of this Agreement by DIAMUNE does not conflict with or contravene Applicable Law, its certificate of incorporation or the by-laws of DIAMUNE nor will the execution, delivery, or performance of this Agreement conflict with or result in a breach of, or entitles any party thereto to terminate, any material agreement or instrument to which DIAMUNE is a party, or by which any of its assets or properties is bound.

c.	This Agreement has been duly authorized, executed and delivered by DIAMUNE and constitutes a legal, valid, and binding agreement of DIAMUNE and its Affiliates, enforceable against DIAMUNE and its Affiliates in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting creditors’ rights generally.

d.	DIAMUNE is under no contractual or other obligation or restriction that is inconsistent with DIAMUNE 's execution or performance of this Agreement. DIAMUNE will not enter into any agreement, either written or oral, that would conflict with DIAMUNE’s responsibilities under this Agreement.

7.2.	Representations and Warranties of AKSTON

a.	AKSTON is a corporation duly incorporated and validity existing as a corporation in good standing under the laws of Delaware with the corporate power to own, lease and operate its properties and to carry on its business as now conducted. AKSTON has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

b.	The execution, delivery, and performance of this Agreement by AKSTON does not conflict with or contravene Applicable Law, its certificate of incorporation or the by-laws of AKSTON, nor will the execution, delivery, or performance of this Agreement conflict with or result in a breach of, or entitles any party thereto to terminate, any material agreement or instrument to which AKSTON is a party, or by which any of its assets or properties is bound.

c.	This Agreement has been duly authorized, executed and delivered by AKSTON and constitutes a legal, valid, and binding agreement of AKSTON and its Affiliates, enforceable against AKSTON and its Affiliates in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting creditors’ rights generally.

d.	AKSTON is under no contractual or other obligation or restriction that is inconsistent with AKSTON's execution or performance of this Agreement. AKSTON will not enter into any agreement, either written or oral, that would conflict with AKSTON’s responsibilities under this Agreement.

e.	AKSTON has not received a notice of conflict of the Licensed Intellectual Property with the asserted rights of others, or otherwise challenging its rights to use any of such Licensed Intellectual Property.

f.	Except as otherwise expressly set forth in this Section, AKSTON makes no representation or extends any warranties of any kind either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement, or validity of any patent rights issued or pending.

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SECTION 8 - FORCE MAJEURE

No Party (or any of its Affiliates) shall be held liable or responsible to the other Party (or any of its Affiliates) nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates) including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terror, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, pandemic, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party (collectively, “Events of Force Majeure”); provided, however that the affected Party (i) shall promptly notify the other Party of the occurrence of any such Event of Force Majeure and (ii) shall exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its covenants with all possible speed; and provided, further that nothing contained herein shall require any Party to settle on terms unsatisfactory to such Party regarding any strike, lockout or other labor difficulty, any investigation or proceeding by any governmental authority or any litigation by any Third Party.

Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of three (3) months, the affected Party shall promptly notify in writing the other Party of such Event of Force Majeure and within four (4) months of the other Party’s receipt of such notice, the Parties agree to negotiate in good faith either:

a.	to resolve the Event of Force Majeure, if possible,

b.	to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such Event of Force Majeure,

c.	to amend this Agreement to the extent reasonably possible, or

d.	to terminate this Agreement.

SECTION 9 - ASSIGNMENT

9.1	Permitted Assignments

The rights under this Agreement may not be assigned to another party (the “Assignee”) by either Party (the “Assigning Party”) without the written consent of the other Party except (i) to any Affiliate of the Assigning Party or (ii) to any Party which acquires substantially all of the assets and business of the Assigning Party to which this Agreement pertains or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided that in the event of any such permitted assignment, the Assigning Party and the Assignee shall be jointly and severally liable for all of their respective obligations and agreements set forth herein, notwithstanding such assignment.

SECTION 10 – AKS-107 PROVISIONS

10.1	AKS-107

The Parties acknowledge that one of the proprietary compounds included within the Licensed Intellectual Property, an Fc-fusion protein with an amino acid sequence that is defined in U.S. patent US10,597,435 and designated as “AKS-107”, was developed by AKSTON and that

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intellectual property related to AKS-107 was subsequently developed by AKSTON with partial financial support (the “Loan”) from The Leona M. and Harry B. Helmsley Trust (“HCT”), pursuant to a Loan Agreement dated as of March 6, 2017, between HCT and AKSTON and amended on July 15, 2019 (the “HCT Loan Agreement”). The Parties acknowledge that DIAMUNE is an Affiliate of AKSTON as defined in the HCT Loan Agreement. (Capitalized terms used but not otherwise defined in this Section 10 have the meanings set forth in the HCT Loan Agreement.)

10.2	Acknowledgments

a.	DIAMUNE acknowledges it has received and has had a reasonable opportunity to review a copy of the HCT Loan Agreement under terms of confidentiality and agrees to be bound by the applicable terms thereof as an Affiliate of AKSTON as defined in the HCT Loan Agreement.

b.	DIAMUNE acknowledges that HCT’s purpose for the Loan is to assist AKSTON in advancing development of AKS-107 to obtain regulatory approval for a Phase I Clinical Trial of AKS-107 (the “Purpose”).

c.	DIAMUNE acknowledges that U.S. patent US10,597,435 and other intellectual property related to AKS-107 are included in the Licensed Intellectual Property and that U.S. patent US10,597,435 is “Background IP” as defined in the HCT Loan Agreement.

d.	DIAMUNE acknowledges that under the HCT Loan Agreement, AKSTON has specific obligations to HCT to continue activities, either itself directly or through its affiliates, licensees or sublicensees, in furtherance of the Purpose and that certain obligations under the HCT Agreement, including those listed in Section 10.3 below have been transferred to and accepted by DIAMUNE to comport with the terms of the HCT Loan Agreement and allow DIAMUNE development of AKS-107.

e.	DIAMUNE acknowledges that under the HCT Loan Agreement if development of AKS- 107 ceases, HCT or its designees may be granted a license to certain intellectual property related to AKS-107, including that developed by AKSTON with funds from the Loan.

f.	DIAMUNE acknowledges that it will not use any funds provided under the HCT Loan Agreement.

g.	AKSTON acknowledges that should AKS-107 development cease, the other terms and conditions of this Agreement will remain in full force and effect.

h.	DIAMUNE acknowledges it will not take any actions that would reasonably be expected to cause Akston to be in breach of the HCT Loan Agreement.

i.	DIAMUNE acknowledges that its use of AKS-107-related Licensed Intellectual Property may be subject to other terms of the HCT Loan Agreement.

10.3	DIAMUNE Obligations

DIAMUNE agrees it is obligated as follows:

a.	DIAMUNE is solely responsible for the continued development of AKS-107 as defined in the HCT Loan Agreement.

b.	By no later than February 1 each year, DIAMUNE is obligated to pay to AKSTON a royalty equal to [***] of Gross Revenue, as that term is defined in the HCT Loan Agreement,

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received in the immediately preceding fiscal year from sales of AKS-107 up to a total of two times the Loan Amount ($6,194,000).

c.	DIAMUNE is obligated to pay to AKSTON an amount equal to the Loan Amount on the February 1 immediately following the fiscal year in which the aggregate amount of Gross Revenue received in the immediately preceding fiscal year from sales of AKS-107 first equals or exceeds $300,000,000.

d.	DIAMUNE is obligated to pay to AKSTON an amount equal to two times the Loan Amount on the February 1 immediately following the fiscal year in which the aggregate amount of Gross Revenue received in the immediately preceding fiscal year from sales of AKS-107 first equals or exceeds $600,000,000.

e.	All payments due under this Section 10 will be made to AKSTON on a schedule and in a manner to allow AKSTON to meet its payment obligations under the HCT Loan Agreement, and these payments will be made to AKSTON in addition to payments made in Section 3.3 of this Agreement.

f.	DIAMUNE is obligated to report to AKSTON within [***] days if DIAMUNE substantially ceases (or plans to substantially cease) to develop AKS-107 for [***] days or more in any eighteen-month period.

g.	DIAMUNE is obligated to report to AKSTON within fifteen (15) days of its inability to develop, manufacture and commercialize AKS-107 because of substantial efficacy, safety impediments, or similar reasons arising after DIAMUNE has undertaken efforts to overcome the inability.

h.	DIAMUNE is obligated to submit a report to AKSTON within [***] days of the end of each calendar quarter detailing the development progress of AKS-107 and will comply in a timely manner with AKSTON’s requests for reports, information, and/or documentation regarding DIAMUNE’s development of AKS-107 needed by AKSTON to meet its obligations under the HCT Loan Agreement.

i.	DIAMUNE acknowledges that its failure to comply with any of its obligations in this Section 10.3 will constitute a material breach of this Agreement.

SECTION 11 - SEVERABILITY

Each Party hereby agrees that it does not intend to violate any Applicable Law, public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

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SECTION 12 - DISPUTE RESOLUTION

Any dispute regarding this Agreement, and in particular regarding the existence, validity, interpretation, carrying out or failure to carry out, of this Agreement, and regardless of whether the question arose before or after the termination of this Agreement, shall be settled by amicable negotiations between the Parties, if possible. Otherwise, the Courts of Wilmington, Delaware shall have sole jurisdiction. EACH OF THE PARTIES EXPRESSLY ACKNOWLEDGES AND AGREES THAT BY THIS PROVISION IT IS WAIVING AND RELINQUISHING ITS RIGHT TO A JURY TRIAL IN ANY AND ALL DISPUTES BETWEEN THE PARTIES RELATING TO THIS AGREEMENT.

SECTION 13 - MISCELLANEOUS

13.1.	Notices

Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by email or facsimile (and promptly confirmed by personal delivery, registered mail or courier), registered mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to AKSTON:

Akston Biosciences Corporation

100 Cummings Center, Suite 454C

Beverly, MA 01915

Attention: Legal Department

Email: [***]

If to DIAMUNE:

Diamune Therapeutics, Inc.

100 Cummings Center, Suite 455B

Beverly, MA 01915

Attention: President

Email: [***]

13.2.	Entire Agreement

Except as expressly provided herein with respect to the Service Agreements, this Agreement and attachments hereto constitute the entire agreement of the parties respecting the subject matter hereof. No amendment, modification, or supplement of any provision of this Agreement shall be

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valid or effective unless made in writing and signed by a duly authorized officer of each Party. The Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to the conflict of law principles thereof.

13.3.	Independent Contractors

AKSTON and DIAMUNE each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither AKSTON nor DIAMUNE shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

13.4.	Affiliates

Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, such Affiliates, as though such Affiliates were expressly named as joint obligors hereunder.

13.5.	Waiver

The waiver by either Party hereto of any right hereunder, or the failure to perform, or of a breach by the other Party shall not be deemed a waiver of any other right hereunder, or of any other breach or failure by said other Party, whether of a similar nature or otherwise.

13.6.	No Implied License

Nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by DIAMUNE to AKSTON and its Affiliates, or by AKSTON to DIAMUNE and its Affiliates, of any license or interest in, or other rights under any patent, patent application, proprietary know- how, AKSTON Trade Secrets, tradenames, logos, or other intellectual property rights owned or possessed by DIAMUNE or AKSTON, whichever applicable, except as expressly provided for herein. Neither Party shall use the other Party’s name or marks without express written consent.

13.7.	Counterparts

This Agreement may be executed in two or more counterparts and by electronic means including facsimile or portable document format (“.pdf”), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8.	Communication

Both Parties undertake to widely publish a joint press release at the latest one (1) month following the Effective Date to publicize this Agreement. The final version of the press release shall be approved by both Parties before any publication.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first set forth below.

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*** Signature Page Follows ***

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AKSTON BIOSCIENCES CORPORATION

Signature:	/s/ Todd C. Zion, Ph.D.
Name:	Todd C. Zion, Ph.D.
Title:	President & C.E.O.
Date:	10-Jun-2025

DIAMUNE THERAPEUTICS, INC.

Signature:	/s/ John Brooks, III
Name:	John Brooks, III
Title:	President
Date:	10-Jun-2025

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Schedule A - Licensed Intellectual Property

[***]

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[***]

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[***]

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[***]

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[***]

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[***]

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Schedule B

[***]

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[***]

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